Exhibit 10.2e
                   [LETTERHEAD OF ORANS, ELSEN & LUPERT, LLP]


                                                                    June 7, 1999


By Hand

Seth I. Truwit, Esq.
Epstein, Becker & Green, P.C.
250 Park Avenue
New York, New York  10177-0077

          Re: Promissory Note dated December 1996

Dear Seth:

     This will confirm the agreement between Edward A. Ullmann, the Borrower, and The WellCare Management Group, Inc. ("WellCare"), the Lender, relating to that certain Promissory Note dated December 1996 in the original principal amount of $84,000.00. Mr. Ullmann and WellCare agree that, as of the date hereof, the Promissory Note is canceled by WellCare, and any further payments of principal and interest that might otherwise be due under the Promissory Note are waived. Any unpaid interest to date, if any, is forgiven by WellCare. It is the intent of this agreement that no further payments of principal or interest, relating to any time period past or present, need be made by Mr. Ullmann. This agreement is binding on any assignee of or successor in interest to WellCare.

     Please sign where indicated below to signify WellCare's acceptance of this agreement, and return this to me. This will then be a binding agreement on the parties.

     I would greatly appreciate it if you could forward to me the canceled Promissory Note at your earliest convenience.


                                                     Sincerely,

                                                     /s/ Robert L. Plotz
                                                    --------------------
                                                         Robert L. Plotz

Agreed and accepted on behalf of
The WellCare Management Group, Inc.:

/s/ Craig S. Dupont
-------------------
    Craig S. Dupont
    Acting President and Chief Executive Officer